Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 31, 2015 relating to the consolidated financial statements of Staffing 360 Solutions, Inc. as of and for the years ended May 31, 2015 and May 31, 2014 which appear in the Company’s Annual Report on Form 10-K for the year ended May 31, 2015.

/s/ RBSM LLP

RBSM LLP

New York, New York

October 2, 2015